CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the inclusion of our report dated November 4, 2005, except for Note 4, paragraph 7 for which the date is January 27, 2006, on the financial statements of GOLD ENERGY, LLC as of September 30, 2005 and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (May 11, 2005) to September 30, 2005 in Form SB-2 Registration Statement Pre-Effective Amendment No. 2 of GOLD ENERGY, LLC dated on or about February 10, 2006 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants
Minneapolis, Minnesota
February 10, 2006